Exhibit 4.2
Execution Version

COUSINS PROPERTIES LP,
as Issuer
COUSINS PROPERTIES INCORPORATED,
as Parent Guarantor
and
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

SECOND SUPPLEMENTAL INDENTURE
DATED AS OF DECEMBER 17, 2024
TO THE INDENTURE
DATED AS OF MAY 8, 2024

$400,000,000 5.375% SENIOR NOTES DUE 2032

i

ii

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”) is entered into as of December 17, 2024 among COUSINS PROPERTIES LP, a Delaware limited partnership (the “Issuer”), COUSINS PROPERTIES INCORPORATED, a Georgia corporation, the Issuer’s sole general partner (in the capacity as guarantor of the Notes (as defined below), the “Parent Guarantor”), each having its principal office at 3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326-4802, and U.S. Bank Trust Company, National Association, as trustee hereunder (the “Trustee”), having a Corporate Trust Office at 2 Concourse Parkway NE, Suite 800, Atlanta Georgia 30328.
WITNESSETH:
WHEREAS, the Issuer has delivered to the Trustee an Indenture, dated as of May 8, 2024 (the “Base Indenture”), providing for the issuance by the Issuer from time to time of Securities in one or more series;
WHEREAS, Section 301 of the Base Indenture provides for various matters with respect to any series of Securities issued under the Base Indenture to be established in an indenture supplemental to the Base Indenture;
WHEREAS, each of the Issuer and the Parent Guarantor desires to execute this Second Supplemental Indenture to establish the form and to provide for the issuance of a series of the Issuer’s senior notes designated as 5.375% Senior Notes due 2032 (the “Notes”), in an initial aggregate principal amount of $400,000,000;
WHEREAS, the Board of Directors of the Parent Guarantor, on behalf of the Parent Guarantor and in its capacity as the general partner of the Issuer, has duly adopted resolutions authorizing the Issuer and the Parent Guarantor to execute and deliver this Second Supplemental Indenture; and
WHEREAS, all of the other conditions and requirements necessary to make this Second Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.
NOW, THEREFORE, for and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:
ARTICLE I
RELATION TO BASE INDENTURE; DEFINITIONS
Section 1.1    Relation to Base Indenture.
This Second Supplemental Indenture constitutes an integral part of the Base Indenture. Notwithstanding any other provision of this Second Supplemental Indenture, all provisions of this Second Supplemental Indenture are expressly and solely for the benefit of the Holders of the Notes and any such provisions shall not be deemed to apply to any other Securities issued under the Base

Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Notes.
Section 1.2    Definitions.
For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:
(a)    Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Base Indenture; and
(b)    All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Second Supplemental Indenture as they amend or supplement the Base Indenture, and not the Base Indenture or any other document.
“Acquired Debt” means Debt of a Person (i) existing at the time the Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from the Person, in each case, other than Debt incurred in connection with, or in contemplation of, the Person becoming a Subsidiary or the acquisition. Acquired Debt is deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.
“Agent Member” means a member of, or a participant in, the Depositary.
“Annual Debt Service Charge” means, for any period, without duplication, the aggregate amount of interest expense on Debt recorded in accordance with GAAP for such period of time by the Parent Guarantor and its Subsidiaries, but excluding (i) interest reserves funded from the proceeds of any loan, (ii) amortization of debt discount, premium and deferred financing costs, (iii) prepayment penalties, (iv) gains or losses on early extinguishment of debt and (v) non-cash swap ineffectiveness charges or charges attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP; and including, without limitation or duplication, effective interest in respect of original issue discount as determined in accordance with GAAP.
“Authentication Order” means an Issuer Order to the Trustee to authenticate and deliver the Notes, signed in the name of the Issuer by an Officer of the Parent Guarantor.
“Certificated Note” means a Note in registered individual form without interest coupons.
“Consolidated EBITDA” for any period means Consolidated Net Income of the Parent Guarantor and its Subsidiaries for such period, plus amounts which have been deducted and minus amounts that have been added for, without duplication:
(i)    interest expense on Debt;
(ii)    provision for taxes, including any increase or decrease in deferred taxes, based on income;

(iii)    amortization of debt discount, premium and deferred financing costs;
(iv)    the income or expense attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP;
(v)    depreciation and amortization as set forth in the Consolidated Financial Statements of the Parent Guarantor;
(vi)    net amount of extraordinary items and non-recurring items, as may be determined by the Issuer in good faith (including, without limitation, all prepayment penalties and any costs and fees incurred in connection with any equity issuance, debt financing or amendments thereto, or any acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed));
(vii)    amortization of deferred charges;
(viii)    gains or losses on early extinguishment of debt;
(ix)    noncontrolling interests;
(x)    provisions for unrealized gains and losses, impairment losses and gains and losses on sales or other dispositions of properties and other investments;
(xi)    amortization or right-of-use assets associated with finance leases of property; and
(xii)    credit losses recognized on financial assets and certain other instruments not measured at fair value;
all reasonably determined by the Issuer on a consolidated basis in accordance with GAAP, except to the extent GAAP is not applicable.
“Consolidated Net Income” for any period means the amount of net income (or loss) of the Parent Guarantor and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
“Debt” means, with respect to any Person, any:
(i)    indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments;
(ii)    indebtedness secured by any Lien on any property or asset owned by such Person, but only to the extent of the lesser of (a) the amount of indebtedness so secured and (b) the fair market value (determined in good faith by the Issuer) of the property subject to such Lien;
(iii)    reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or
(iv)    any lease of property by such Person as lessee which is required to be reflected on such Person’s balance sheet as a finance lease in accordance with GAAP;
in the case of items of indebtedness under clauses (i) and (iii) above to the extent that any such items (other than letters of credit) would appear as liabilities on such Person’s balance sheet in accordance with GAAP; provided, however, that the term “Debt” will (1) include, to the extent not otherwise included, any non-contingent obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of the types referred to above of another Person (other than the Parent Guarantor or any of its Subsidiaries); provided, however, that the term “Debt” shall not include Permitted Non-Recourse Guarantees of the Parent Guarantor or any of its Subsidiaries until they become primary obligations of, and payments are due and required to be made thereunder by, the Parent Guarantor or any of its Subsidiaries; (2) exclude any such indebtedness (or obligations referenced in clause (1) above) that has been the subject of an “in substance” defeasance in accordance with GAAP; and (3) exclude Intercompany Indebtedness that is subordinate in right of payment to the Notes (or an obligation to be liable for, or to pay, Intercompany Indebtedness that is subordinate in right of payment to the Notes). In the case of indebtedness under clause (iv) above, the term “Debt” will exclude operating lease liabilities on such Person’s balance sheet in accordance with GAAP.
“Depositary” means, with respect to the Notes, The Depository Trust Company and any successor thereto.
“Event of Default” shall have the meaning ascribed thereto in Section 8.1.
“Global Note” means a Note in registered global form without interest coupons.
“Guarantors” means collectively the Parent Guarantor and each Subsidiary Guarantor, if any.
“Indenture” means the Base Indenture, as supplemented by this Second Supplemental Indenture, and as may be further supplemented, amended or restated.
“Intercompany Indebtedness” means Debt to which the only parties are any of the Issuer, the Parent Guarantor or any of their respective Subsidiaries; provided, however, that with respect to any such Debt of which the Issuer or the Parent Guarantor is the borrower, such Debt is subordinate in right of payment to the Notes.
“Issue Date” means December 17, 2024.
“Lien” means any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Parent Guarantor or any of its Subsidiaries securing Debt, other than a Permitted Lien.

“Non-Recourse Debt” means Debt of a joint venture or Subsidiary of the Issuer (or an entity in which the Issuer is the general partner or managing member) that is directly or indirectly secured by real estate assets or other real estate-related assets (including equity interests) of the joint venture or Subsidiary of the Issuer (or entity in which the Issuer is the general partner or managing member) that is the borrower and is non-recourse to the Parent Guarantor or any of its Subsidiaries (other than pursuant to a Permitted Non-Recourse Guarantee and other than with respect to the joint venture or Subsidiary of the Issuer (or entity in which the Issuer is the general partner or managing member) that is the borrower); provided that, if any such Debt is partially recourse to the Parent Guarantor or any of its Subsidiaries (other than pursuant to a Permitted Non-Recourse Guarantee and other than with respect to the joint venture or Subsidiary of the Issuer (or entity in which the Issuer is the general partner or managing member) that is the borrower) and therefore does not meet the criteria set forth above, only the portion of such Debt that does meet the criteria set forth above shall constitute “Non-Recourse Debt.”
“Par Call Date” means December 15, 2031.
“Permitted Lien” means an operating lease, Lien securing taxes, assessments and similar charges, mechanics’ lien and other similar Liens and any Lien that secures Debt of the Parent Guarantor or any of its Subsidiaries owed to the Issuer.
“Permitted Non-Recourse Guarantees” means customary completion or budget guarantees, indemnities or other customary guarantees provided to lenders (including by means of separate indemnification agreements, carve-out guarantees or pledges of the equity interests in the borrower) under such Non-Recourse Debt in the ordinary course of business of the Parent Guarantor or any of its Subsidiaries in financing transactions that are directly or indirectly secured by real estate assets or other real estate-related assets (including equity interests) of a joint venture or Subsidiary of the Issuer (or an entity in which the Issuer is the general partner or managing member), in each case that is the borrower in such financing, but is non-recourse to Parent Guarantor or any of its other Subsidiaries, except for such completion or budget guarantees, indemnities or other guarantees (including by means of separate indemnification agreements or carve-out guarantees or pledges of the equity interests in the borrower) as are consistent with customary industry practice (such as environmental indemnities and recourse triggers based on violation of transfer restrictions and other customary exceptions to non-recourse liability).
“SEC” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of the indenture the SEC is not existing and performing the duties now assigned to it under the Securities Act, the Exchange Act or the Trust Indenture Act, as the case may be, then the body or respective bodies performing such duties on such date.
“Subsidiary” means, with respect to the Issuer or the Parent Guarantor, any Person (as defined in the Indenture but excluding an individual), a majority of the outstanding voting stock, partnership interests, membership interests or other equity interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Issuer or the Parent Guarantor, as the case may be, or by one or more other Subsidiaries of the Issuer or the Parent Guarantor, as the case may be. For the purposes of this definition, “voting stock, partnership interests, membership interests or other equity interests” means stock or interests having voting power for the election of directors, trustees or managers, as the case may be, whether at all times or only so long as no senior class of stock or interests has such voting power by reason of any contingency.
“Subsidiary Guarantor” shall have the meaning ascribed thereto in Section 7.5.
“Total Assets” means the sum of, without duplication:
(i)    Undepreciated Real Estate Assets; and
(ii)    all other assets (excluding accounts receivable, right-of-use operating lease assets and non-real estate intangibles) of the Parent Guarantor and its Subsidiaries, all determined on a consolidated basis in accordance with GAAP.
“Total Unencumbered Assets” means the sum of, without duplication:
(i)    those Undepreciated Real Estate Assets that are not subject to a Lien securing Debt; and
(ii)    all other assets (excluding accounts receivable and non-real estate intangibles) of the Parent Guarantor and its Subsidiaries that are not subject to a Lien securing Debt, all determined on a consolidated basis in accordance with GAAP; provided, however, that in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of Section 7.4, all investments by the Parent Guarantor or any of its Subsidiaries in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets. For the avoidance of doubt, cash held by a “qualified intermediary” in connection with proposed like-kind exchanges pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, which may be classified as “restricted” for purposes of GAAP, will nonetheless be considered Total Unencumbered Assets, so long as the Parent Guarantor or a Subsidiary thereof has the right to (1) direct the qualified intermediary to return such cash to the Parent Guarantor or a Subsidiary thereof if and when the Parent Guarantor or a Subsidiary thereof fails to identify or acquire the proposed like-kind property or at the end of the 180-day replacement period or (2) direct the qualified intermediary to use such cash to acquire like-kind property.
“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Issuer in accordance with the following two paragraphs.
The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the date the notice of redemption is given based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.
If on the third Business Day preceding the date the notice of redemption is given H.15 TCM is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding the date the notice of redemption is given of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
“Triggering Indebtedness” means indebtedness under (i) the Fifth Amended and Restated Credit Agreement, dated as of May 2, 2022, among the Issuer, as borrower, the Parent Guarantor, as parent and guarantor, certain consolidated entities of the Parent Guarantor designated as co-borrowers and/or guarantors, JPMorgan Chase Bank, N.A., as syndication agent, Bank of America, N.A., as administrative agent, and the other lending institutions that are parties thereto, as documentation agents and lenders and (ii) the Delayed Draw Term Loan Agreement, dated as of October 3, 2022, among the Issuer, as borrower, the Parent Guarantor, as parent and guarantor, certain consolidated entities of the Parent Guarantor designated as co-borrowers and/or guarantors, JPMorgan Chase Bank, N.A., as syndication agent, Bank of America, N.A., as administrative agent, and the other lending institutions that are parties thereto, as documentation agents and lenders, each as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, refunded or replaced (in whole or in part, including with any new credit agreement or credit facility) from time to time.

“Undepreciated Real Estate Assets” means, as of any date, the cost (original cost plus capital improvements) of real estate assets, loans secured by real estate assets, right of use assets associated with finance leases in accordance with GAAP and related intangibles of the Parent Guarantor and its Subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with GAAP; provided, however, that Undepreciated Real Estate Assets shall not include the right of use assets associated with an operating lease in accordance with GAAP.
“Unsecured Debt” means Debt of the Parent Guarantor or any of its Subsidiaries which is not secured by a Lien on any property or assets of the Parent Guarantor or any of its Subsidiaries.
ARTICLE II
ISSUE, DESCRIPTION, EXECUTION, REGISTRATION AND EXCHANGE OF NOTES
Section 2.1    Issue of Notes.
A new series of Securities is to be issued under the Indenture as supplemented by this Second Supplemental Indenture. The series shall be titled the “5.375% Senior Notes due 2032.”
Section 2.2    Form, Dating and Denominations; Legends.
The Notes and the Trustee’s certificate of authentication will be substantially in the form attached as Exhibit A. The terms and provisions contained in the form of the Notes annexed as Exhibit A constitute, and are hereby expressly made, a part of the Indenture and this Second Supplemental Indenture. The Notes may have notations, legends or endorsements required by law, rules of or agreements with national securities exchanges to which the Issuer is subject, or usage.
Section 2.3    Execution and Authentication; Additional Notes.
(a)    The aggregate principal amount of Notes which may be authenticated and delivered under the Indenture is unlimited; provided that upon initial issuance on the date hereof the aggregate principal amount of Notes outstanding shall not exceed $400,000,000, except for Notes issued upon exchange or registration of transfer of other Notes as provided herein and except as provided in Sections 2.4 and 3.3(b). The Issuer may, without the consent of Holders of Notes, increase the principal amount of the Notes by issuing additional Notes in the future on the same terms and conditions, except for any difference in the issue date, issue price, Interest accrued prior to the issue date of the additional Notes and, if applicable, the first Interest Payment Date and the initial Interest accrual date, with the same CUSIP number as the Notes issued on the date hereof, so long as such additional Notes are fungible with the Notes issued on the date hereof for United States federal income tax purposes and shall carry the same right to receive accrued and unpaid Interest as the other Notes then outstanding; provided, however, that, notwithstanding the foregoing, (i) if the additional Notes are not fungible with the Notes for United States federal income tax purposes, the additional Notes will have a separate CUSIP number and (ii) if the Issuer has effected legal defeasance or covenant defeasance with respect to the Notes pursuant to Section 402 of the Base Indenture or has effected satisfaction and discharge with respect to the Notes pursuant to Section 401 of the Base Indenture, no additional Notes may be issued. The Notes issued on the date hereof and any such additional Notes shall constitute a single series of debt securities, and in circumstances in which the Indenture provides for the Holders of Notes to vote or take any action, the Holders of the Notes issued on the date hereof and any such additional Notes will vote or take that action as a single class.
(b)    At any time and from time to time after the execution and delivery of this Second Supplemental Indenture, the Issuer may deliver Notes executed by the Issuer to the Trustee for authentication. The Trustee will authenticate and deliver:
(i)    Notes for original issue in the aggregate principal amount not to exceed $400,000,000; and
(ii)    additional Notes from time to time for original issue in aggregate principal amounts specified by the Issuer.
Section 2.4    Registration, Transfer and Exchange.
(a)    The Notes will be issued in registered form only, without coupons, and the Issuer shall cause the Trustee to maintain a Security Register of the Notes, for registering the record ownership of the Notes by the Holders and transfers and exchanges of the Notes.
(b)    (i)    Each Global Note will be registered in the name of the Depositary or its nominee and, so long as DTC is serving as the Depositary thereof, will bear the DTC Legend.
(ii)    Each Global Note will be delivered to the Trustee as custodian for the Depositary. Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to the Depositary, its successors or their respective nominees, except (1) as set forth in Section 2.4(b)(iv) and (2) transfers of portions thereof in the form of Certificated Notes may be made upon request of an Agent Member (for itself or on behalf of a beneficial owner) by written notice given to the Trustee by or on behalf of the Depositary in accordance with customary procedures of the Depositary and in compliance with this Section.
(iii)    Agent Members will have no rights under the Indenture with respect to any Global Note held on their behalf by the Depositary, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner and Holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, the Depositary or its nominee may grant proxies and otherwise authorize any Person (including any Agent Member and any Person that holds a beneficial interest in a Global Note through an Agent Member) to take any action which a Holder is entitled to take under the Indenture or the Notes, and nothing herein will impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any security.
(iv)    If (x) the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for a Global Note and a successor depositary is not appointed by the Issuer within 90 days of the notice or (y) an Event of Default has occurred and is continuing and the Trustee has received a request from the Depositary, the Trustee will promptly exchange each beneficial interest in the Global Note for one or more Certificated Notes in authorized denominations having an equal aggregate principal amount registered in the name of the owner of such beneficial interest, as identified to the Trustee by the Depositary, and thereupon the Global Note will be deemed canceled.
(c)    Each Certificated Note will be registered in the name of the holder thereof or its nominee.
(d)    A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document as the Trustee may reasonably request. The Trustee will promptly register any transfer or exchange that meets the requirements of this Section by noting the same in the register maintained by the Trustee for the purpose; provided that:
(i)    no transfer or exchange will be effective until it is registered in such register; and
(ii)    the Trustee will not be required (x) to issue, register the transfer of or exchange any Note for a period of 15 days before any selection of Notes for redemption, (y) to register the transfer of or exchange any Note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of any Note not being redeemed or purchased, or (z) if a redemption is to occur after a Regular Record Date but on or before the corresponding Interest Payment Date, to register the transfer of or exchange any Note on or after the Regular Record Date and before the date of redemption or purchase. Prior to the registration of any transfer, the Issuer, the Trustee and their agents will treat the Person in whose name the Note is registered as the owner and Holder thereof for all purposes (whether or not the Note is overdue), and will not be affected by notice to the contrary.
From time to time the Issuer will execute and the Trustee will authenticate additional Notes as necessary in order to permit the registration of a transfer or exchange in accordance with this Section.
No service charge will be imposed in connection with any transfer or exchange of any Note, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than a transfer tax or other similar governmental charge payable upon exchange pursuant to subsection (b)(iv)).
(e)    (i)    Global Note to Global Note. If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Trustee will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(ii)    Global Note to Certificated Note. If a beneficial interest in a Global Note is transferred or exchanged for a Certificated Note, the Trustee will (x) record a decrease in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (y) deliver one or more new Certificated Notes in authorized denominations having an equal aggregate principal amount to the transferee (in the case of a transfer) or the owner of such beneficial interest (in the case of an exchange), registered in the name of such transferee or owner, as applicable.
(iii)    Certificated Note to Global Note. If a Certificated Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Certificated Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Certificated Note, deliver to the Holder thereof one or more new Certificated Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Certificated Note, registered in the name of the Holder thereof.
(iv)    Certificated Note to Certificated Note. If a Certificated Note is transferred or exchanged for another Certificated Note, the Trustee will (x) cancel the Certificated Note being transferred or exchanged, (y) deliver one or more new Certificated Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Certificated Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Certificated Note, deliver to the Holder thereof one or more Certificated Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Certificated Note, registered in the name of the Holder thereof.
ARTICLE III
REDEMPTION OF NOTES
The provisions of Article 11 of the Base Indenture, as amended by the provisions of this Article III, shall apply with respect to the Notes and the Guarantee.
Section 3.1    Optional Redemption of Notes.
(a)    Prior to the Par Call Date, the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(i)    (x) the sum of the present values of the remaining scheduled payments of principal and Interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (y) Interest accrued to the date of redemption; and

(ii)    100% of the principal amount of the Notes to be redeemed,
plus, in either case, accrued and unpaid Interest thereon to the Redemption Date.
(b)    On or after the Par Call Date, the Issuer may redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid Interest thereon to the Redemption Date. The Issuer’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.
Section 3.2    Notice of Optional Redemption, Selection of Notes.
(a)    In case the Issuer shall desire to exercise the right to redeem all or, as the case may be, any part of the Notes pursuant to Section 3.1, it shall fix a date for redemption and it or, at its written request received by the Trustee not fewer than two Business Days prior (or such shorter period of time as may be acceptable to the Trustee) to the date the notice of redemption is to be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures), the Trustee in the name of and at the expense of the Issuer, shall mail or electronically deliver (or otherwise transmit in accordance with the Depositary’s procedures), or cause to be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures), a notice of such redemption at least 10 days but not more than 60 days prior to the Redemption Date to each Holder of Notes to be redeemed; provided that if the Issuer makes such request of the Trustee, it shall, together with such request, also give written notice of the Redemption Date to the Trustee; provided further that the text of the notice shall be prepared by the Issuer. The notice, if mailed, electronically delivered or otherwise transmitted in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or electronic submission or any defect in the notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.
(b)    Each such notice of redemption shall specify:
(i)    the aggregate principal amount of Notes to be redeemed;
(ii)    the CUSIP number or numbers of the Notes being redeemed;
(iii)    the Redemption Date (which shall be a Business Day);
(iv)    the Redemption Price (or the method of calculating such Redemption Price) at which Notes are to be redeemed;
(v)    the place or places of payment and that payment will be made upon presentation and surrender of such Notes; and
(vi)    that Interest accrued and unpaid to, but excluding, the Redemption Date will be paid as specified in said notice, and that, unless the Issuer defaults in the payment of the Redemption Price, on and after the Redemption Date Interest will cease to accrue on the Notes or portions thereof called for redemption.
(c)    On or prior to the Redemption Date specified in the notice of redemption given as provided in this Section 3.2, the Issuer will deposit with the Paying Agent (or, if the Issuer is acting as its own Paying Agent, set aside, segregate and hold in trust as provided in Section 311 of the Base Indenture) an amount of money in immediately available funds sufficient to redeem on the Redemption Date all the Notes (or portions thereof) so called for redemption at the appropriate Redemption Price, together with accrued and unpaid Interest, if any, on the Notes or portions thereof to be redeemed; provided that if such payment is made on the Redemption Date, it must be received by the Paying Agent, by 11:00 a.m., New York City time, on such date. The Issuer shall be entitled to retain any interest, yield or gain on amounts deposited with the Paying Agent pursuant to this Section 3.2 in excess of amounts required hereunder to pay the Redemption Price (it being acknowledged that the Trustee has no obligation to invest any such deposit).
(d)    In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another Depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary.
Section 3.3    Payment of Notes Called for Redemption by the Issuer.
(a)    If notice of redemption has been given as provided in Section 3.2, the Notes or portion of Notes with respect to which such notice has been given shall become due and payable on the Redemption Date and at the place or places stated in such notice at the Redemption Price, together with accrued and unpaid Interest, if any, thereon, and unless the Issuer defaults in the payment of the Redemption Price and accrued Interest on the Notes (or portions thereof) called for redemption on a Redemption Date, so long as the Paying Agent holds funds irrevocably deposited with it sufficient to pay the Redemption Price of the Notes to be redeemed on the Redemption Date, then (i) such Notes will cease to be Outstanding on and after the date of the deposit, (ii) Interest on the Notes or portion of Notes so called for redemption shall cease to accrue on and after the Redemption Date, and (iii) the Holders of the Notes being redeemed shall have no right in respect of such Notes except the right to receive the Redemption Price thereof. On presentation and surrender of such Notes at a place of payment in said notice specified, the said Notes or the specified portions thereof shall be paid and redeemed by the Issuer at the Redemption Price, together with Interest accrued thereon to, but excluding, the Redemption Date.
(b)    Upon presentation of any Note redeemed in part only, the Issuer shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and make available for delivery to the Holder thereof, at the expense of the Issuer, a new Note or Notes, of authorized denominations, in principal amount equal to the unredeemed portion of the Notes so presented.

(c)    Prior to the applicable Redemption Date, the Issuer shall provide to the Trustee an Officers’ Certificate that shall set forth the applicable Redemption Price and the calculation thereof in reasonable detail. The Issuer’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in acting upon the Issuer’s calculation of the Redemption Price. The Trustee shall provide such calculation to any Holder upon request.
ARTICLE IV
PROVISION OF FINANCIAL INFORMATION
Section 4.1 hereof shall replace Section 703 of the Base Indenture with respect to the Notes and the Guarantee.
Section 4.1    Provision of Financial Information.
For so long as any Notes are Outstanding, if the Parent Guarantor is subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, the Parent Guarantor shall deliver to the Trustee the annual reports, quarterly reports and other documents which it is required to file with the SEC pursuant to Section 13(a) or 15(d) or any successor provision, within 15 days after the date that the Parent Guarantor files the same with the SEC. If the Parent Guarantor is not subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, and for so long as any Notes are Outstanding, the Issuer shall deliver to the Trustee within 15 days of the filing date that would be applicable to a non-accelerated filer at that time pursuant to applicable SEC rules and regulations, the quarterly and annual financial statements and accompanying Item 303 of Regulation S-K (“management’s discussion and analysis of financial condition and results of operations”) disclosure that would be required to be contained in annual reports on Form 10-K and quarterly reports on Form 10-Q, respectively, had the Issuer been subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision.
Reports and other documents filed with the SEC via the EDGAR system will be deemed to be delivered to the Trustee as of the time of such filing via EDGAR for purposes of this Section 4.1; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed via EDGAR. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Parent Guarantor’s compliance with any of its covenants relating to the Notes (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate).
ARTICLE V
COVENANTS
Sections 5.1, 5.2, 5.3 and 5.4 hereof shall replace Sections 1004, 1005, 1006 and 1007, respectively, of the Base Indenture with respect to the Notes and the Guarantee.

Section 5.1    Existence.
Except as permitted by Section 6.1, the Parent Guarantor shall do or cause to be done all things necessary to preserve and keep in full force and effect its, the Issuer’s and each Subsidiary Guarantor’s existence, rights (charter and statutory) and franchises. However, none of the Parent Guarantor, the Issuer or any Subsidiary Guarantor shall be required to preserve any right or franchise if the Parent Guarantor’s Board of Directors (or any duly authorized committee of that Board of Directors), as the case may be, determines that the preservation of the right or franchise is no longer desirable in the conduct of its, the Issuer’s or such Subsidiary Guarantor’s business.
Section 5.2    Maintenance of Properties.
The Parent Guarantor shall cause all of its material properties used or useful in the conduct of its business or any of its Subsidiaries’ businesses to be maintained and kept in good condition, repair and working order, normal wear and tear, casualty and condemnation excepted, and supplied with all necessary equipment and cause all necessary repairs, renewals, replacements, betterments and improvements to be made, all as in the Parent Guarantor’s judgment may be necessary in order for it to at all times properly and advantageously conduct its business carried on in connection with such properties. The Parent Guarantor and its Subsidiaries shall not be prevented from (1) removing permanently any property that has been condemned or suffered a casualty loss, if it is in the Parent Guarantor’s or its Subsidiaries’ best interest, (2) discontinuing maintenance or operation of any property if, in the Parent Guarantor’s or its Subsidiaries’ reasonable judgment, doing so is in the Parent Guarantor’s or its Subsidiaries’ best interest and is not disadvantageous in any material respect to the Holders of the Notes, or (3) selling or otherwise disposing for value the Parent Guarantor’s or its Subsidiaries’ properties in the ordinary course of business.
Section 5.3    Insurance.
The Parent Guarantor shall, and shall cause each of its Subsidiaries to, keep in force upon all of its and each of its Subsidiaries’ properties and operations insurance policies carried with responsible companies in such amounts and covering all such risks as is customary in the industry in which the Parent Guarantor and its Subsidiaries do business in accordance with prevailing market conditions and availability.
Section 5.4    Payment of Taxes and Other Claims.
The Issuer and the Parent Guarantor shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed on it or any of its Subsidiaries or on its or any such Subsidiary’s income, profits or property and all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon its property or the property of any of its Subsidiaries; provided, however, that the Parent Guarantor shall not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith.

ARTICLE VI
MERGER, CONSOLIDATION OR SALE
This Article VI shall replace Article 8 of the Base Indenture with respect to the Notes and the Guarantee.
Section 6.1    Merger, Consolidation or Sale of the Issuer and the Parent Guarantor.
(a)    The Issuer and the Parent Guarantor may merge or consolidate with or into, or sell, assign, convey, transfer or lease all or substantially all of the Issuer’s or the Parent Guarantor’s respective property and assets to, any other entity, provided that the following conditions are met:
(i)    the Issuer or the Parent Guarantor, as the case may be, shall be the continuing entity, or the successor entity (if other than the Issuer or the Parent Guarantor, as the case may be) formed by or resulting from any merger or consolidation or which shall have received the sale, assignment, conveyance, transfer or lease of property and assets shall be domiciled in the United States, any state thereof or the District of Columbia and, in the case of the Issuer, shall expressly assume payment of the principal of (and premium, if any) and Interest on all of the Notes and the due and punctual performance and observance of all of the covenants and conditions in the Indenture or, in the case of the Parent Guarantor, shall expressly assume the payment of all amounts due under its Guarantee and the due and punctual performance and observance of all of the covenants and conditions of the Parent Guarantor in the Indenture and its Guarantee, as the case may be;
(ii)    immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and
(iii)    an Officers’ Certificate and Opinion of Counsel shall be delivered to the Trustee, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the Indenture and that all conditions precedent provided for relating to such transaction have been complied with.
(b)    In the event of any transaction described in and complying with the conditions listed in this Section 6.1 in which neither the Issuer nor the Parent Guarantor is the continuing entity, the successor Person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of the Issuer or the Parent Guarantor, as the case may be, and (except in the case of a lease) the Issuer and/or the Parent Guarantor shall be discharged from its or their obligations, as the case may be, under the Notes, the Guarantee and the Indenture.
Section 6.2    Merger, Consolidation or Sale of a Subsidiary Guarantor.
(a)    Each Subsidiary Guarantor (if any) may merge or consolidate with or into, or sell, assign, convey, transfer or lease all or substantially all of such Subsidiary Guarantor’s respective property and assets to any other entity, provided that the following conditions are met:

(i)    such Subsidiary Guarantor shall be the continuing entity, or the successor entity (if other than such Subsidiary Guarantor) formed by or resulting from any consolidation or merger or which shall have received the sale, assignment, conveyance, transfer or lease of property and assets shall be domiciled in the United States, any state thereof or the District of Columbia and shall expressly assume by supplemental indenture the payment of all amounts due under its Guarantee of the Notes and the due and punctual performance and observance of all of the covenants and conditions of such Subsidiary Guarantor in the Indenture and its Guarantee, as the case may be; provided, that the foregoing requirement will not apply in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to the Parent Guarantor or an affiliate of the Parent Guarantor), whether through a merger, consolidation or sale of capital stock or has sold, assigned, conveyed, transferred or leased all or substantially all of its assets or (y) that, as a result of the disposition of all or a portion of its capital stock, ceases to be a Subsidiary;
(ii)    immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and
(iii)    an Officers’ Certificate and Opinion of Counsel shall have been delivered to the Trustee, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the Indenture and that all conditions precedent provided for relating to such transaction have been complied with.
(b)    In the event of any transaction described in and complying with the conditions listed in this Section 6.2 in which such Subsidiary Guarantor is the continuing entity, the successor Person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of such Subsidiary Guarantor and (except in the case of a lease) such Subsidiary Guarantor shall be discharged from its obligations under the Notes, its Guarantee and the Indenture.
Section 6.3    Exempted Transactions.
Sections 6.1 and 6.2 hereof shall not apply to:
(a)    a merger, consolidation, sale, assignment, conveyance, transfer, lease or other disposition of assets between or among the Parent Guarantor, the Issuer or any Subsidiary Guarantor; provided, however that the foregoing clause shall not apply to any merger, consolidation, sale, assignment, conveyance, transfer, lease or other disposition of assets involving the Issuer where the Issuer is not the continuing entity or the successor entity; or
(b)    a merger between the Parent Guarantor or any of its Subsidiaries, on the one hand, and an affiliate of the Parent Guarantor or such Subsidiary, on the other hand, incorporated or formed solely for the purpose of reincorporating or reorganizing the Parent Guarantor or such Subsidiary in another state of the United States.

ARTICLE VII
ADDITIONAL COVENANTS
In addition to the covenants set forth in the Base Indenture (as amended by this Second Supplemental Indenture), the following additional covenants shall apply with respect to the Notes and the Guarantee so long as any of the Notes remain Outstanding:
Section 7.1    Aggregate Debt.
The Parent Guarantor shall not, and shall not permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of its and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with GAAP) is greater than 60% of the sum of the following (without duplication):
(a)    its and its Subsidiaries’ Total Assets as of the last day of the then most recently ended fiscal quarter for which financial information is available; and
(b)    the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Parent Guarantor or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.
Section 7.2    Secured Debt.
The Parent Guarantor shall not, and shall not permit any of its Subsidiaries to, incur any Debt secured by any Lien on any of its or any of its Subsidiaries’ property or assets, whether owned on the date of the Indenture or subsequently acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount (determined on a consolidated basis in accordance with GAAP) of all of its and its Subsidiaries’ outstanding Debt that is secured by a Lien on any of its and its Subsidiaries’ property or assets is greater than 40% of the sum of (without duplication):
(a)    its and its Subsidiaries’ Total Assets as of the last day of the then most recently ended fiscal quarter for which financial information is available; and
(b)    the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Parent Guarantor or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.
Section 7.3    Debt Service.
The Parent Guarantor shall not, and shall not permit any of its Subsidiaries to, incur any Debt if the ratio of Consolidated EBITDA to Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended for which financial information is available prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt (determined on a consolidated basis in accordance with GAAP), and calculated on the following assumptions:
(a)    such Debt and any other Debt incurred by the Parent Guarantor or any of its Subsidiaries since the first day of such four-quarter period had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such period;
(b)    the repayment or retirement of any other Debt of the Parent Guarantor or any of its Subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making this computation, the amount of Debt under any revolving credit facility, line of credit or similar facility will be computed based upon the average daily balance of such Debt during such period);
(c)    in the case of Acquired Debt or Debt incurred by the Parent Guarantor or any of its Subsidiaries in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with appropriate adjustments with respect to such acquisition being included in the pro forma calculation; and
(d)    in the case of any acquisition or disposition by the Parent Guarantor or any of its Subsidiaries of any asset or group of assets with a fair market value in excess of $1.0 million since the first day of such four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition and any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.
If the Debt giving rise to the need to make the calculation described above or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate (to the extent such Debt has been hedged to bear interest at a fixed rate, only the portion of such Debt, if any, that has not been so hedged), then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt will be computed on a pro forma basis as if the average daily rate that would have been in effect during the entire four-quarter period had been the applicable rate for the entire such period. For purposes of the foregoing, Debt will be deemed to be incurred by the Parent Guarantor or any of its Subsidiaries whenever the Parent Guarantor or any of its Subsidiaries shall create, assume, guarantee or otherwise become liable in respect thereof.
Section 7.4    Maintenance of Total Unencumbered Assets.
The Parent Guarantor and its Subsidiaries shall not have at any time Total Unencumbered Assets of less than 150% of the aggregate principal amount of all of the Parent Guarantor’s and its Subsidiaries’ outstanding Unsecured Debt determined on a consolidated basis in accordance with GAAP.

Section 7.5    Subsidiary Guarantors.
Following the Issue Date of the Notes, the Parent Guarantor shall cause each of its Subsidiaries (other than the Issuer) if, and for so long as, such Subsidiary, directly or indirectly, guarantees or otherwise becomes obligated in respect of Triggering Indebtedness, to, jointly and severally with the Parent Guarantor and any other Subsidiary of the Parent Guarantor that guarantees the Notes, guarantee the Issuer’s obligations under the Notes on a full and unconditional basis, including the due and punctual payment of principal of (and premium, if any) and Interest, if any, on, the Notes, whether at Stated Maturity, upon acceleration, upon redemption or otherwise, by executing and delivering a supplemental indenture to the Indenture, substantially in the form set forth as Exhibit B hereto, that provides for the Guarantee within thirty calendar days and, pursuant to such supplemental indenture, such Subsidiary shall fully and unconditionally guarantee all of the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in the Indenture, including without limitation in Article X of this Second Supplemental Indenture (each such Subsidiary, unless and until such time such Subsidiary is released from its obligations under the Indenture and its Guarantee in accordance with the terms of the Indenture, a “Subsidiary Guarantor”).
ARTICLE VIII
DEFAULTS AND REMEDIES
Section 8.1    Events of Default.
“Event of Default,” wherever used herein or in the Base Indenture with respect to the Notes and the Guarantee, shall mean any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(a)    default in the payment of any Interest on the Notes when such Interest becomes due and payable that continues for a period of 30 days;
(b)    default in the payment of any principal of (and premium, if any) on the Notes, or any Redemption Price due with respect to the Notes, when due and payable;
(c)    failure by the Issuer or any Guarantor to comply with the Issuer or such Guarantor’s respective obligations described in Article IV hereof;
(d)    default in the performance, or breach, of any of the Issuer’s or the Parent Guarantor’s other covenants or warranties in the Indenture and continuance of such default or breach for a period of 60 days after the Issuer receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding;
(e)    default under any bond, debenture, note, mortgage, indenture or instrument, other than Non-Recourse Debt, under which there may be issued or by which there may be secured or evidenced any Debt by the Issuer, the Parent Guarantor or any of their respective Significant

Subsidiaries, the repayment of which the Issuer, the Parent Guarantor or any of their respective Significant Subsidiaries have guaranteed or for which the Issuer, the Parent Guarantor or any of their respective Significant Subsidiaries are directly responsible or liable as obligor or guarantor, having an aggregate principal amount in excess of $50,000,000, whether such Debt exists as of the date of the Indenture or shall thereafter be created, which default shall have resulted in such Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such Debt having been discharged, or such acceleration having been rescinded or annulled, within the greater of (i) the period specified in such instrument and (ii) 60 days after written notice to the Issuer by the Trustee or Holders of at least 25% in aggregate principal amount of the Notes then Outstanding;
(f)    the Guarantee of any Guarantor ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Guarantor denies or disaffirms its obligations under the Indenture or its Guarantee, except by reason of the release of such Guarantee in accordance with provisions of the Indenture;
(g)    the Parent Guarantor, the Issuer, or any of their respective Significant Subsidiaries pursuant to or under or within meaning of any Bankruptcy Law:
(i)    commences a voluntary case; or
(ii)    consents to the entry of an order for relief against it in an involuntary case; or
(iii)    consents to the appointment of any receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law of it or for all or substantially of its property; or
(iv)    makes a general assignment for the benefit of creditors; or
(h)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i)    is for relief against the Parent Guarantor, the Issuer or any of their respective Significant Subsidiaries in an involuntary case; or
(ii)    appoints a trustee, receiver, liquidator, custodian or other similar official of the Parent Guarantor, the Issuer or any of their respective Significant Subsidiaries or for all or substantially all of its property; or
(iii)    orders the liquidation of the Parent Guarantor, the Issuer or any of their respective Significant Subsidiaries;
and, in each case in this clause (h), the order or decree remains unstayed and in effect for 90 calendar days.

ARTICLE IX
AMENDMENTS AND WAIVERS
Sections 9.1 and 9.2 hereof shall replace Sections 901 and 902, respectively, of the Base Indenture with respect to the Notes and the Guarantee.
Section 9.1    Without Consent of Holders.
The Issuer and the Guarantors, when authorized by resolutions of their Board of Directors, and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental hereto without the consent of the Holders of the Notes hereto for one or more of the following purposes:
(a)    to cure any ambiguity, defect or inconsistency in the Indenture; provided that this action shall not adversely affect the interests of the Holders of the Notes in any material respect;
(b)    to evidence a successor to the Issuer as obligor or any Guarantor as guarantor under the Indenture with respect to the Notes;
(c)    to make any change that does not adversely affect the interests of the Holders of any Notes then Outstanding;
(d)    to provide for the issuance of additional Notes in accordance with the limitations set forth in the Indenture;
(e)    to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;
(f)    to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;
(g)    to reflect the release of any Guarantor in accordance with the Indenture;
(h)    to secure the Notes;
(i)    to add guarantors with respect to the Notes; or
(j)    to conform the text of the Indenture, any Guarantee or the Notes to any provision of the description thereof set forth under the captions “Description of Notes” and “Description of Debt Securities” in the prospectus supplement and prospectus relating to the Notes.
Upon the written request of the Issuer, accompanied by Board Resolutions authorizing the execution of any supplemental indenture, the Trustee is hereby authorized to join with the Issuer and the Guarantors in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations that may be therein contained and to accept the conveyance, transfer and assignment of any property thereunder, but the Trustee shall not be obligated to, but may in its discretion, enter into any supplemental indenture that affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise.
Any supplemental indenture authorized by the provisions of this Section 9.1 may be executed by the Issuer, the Guarantors and the Trustee without the consent of the Holders of any of the Notes at the time Outstanding, notwithstanding any of the provisions of Section 9.2.
Section 9.2    With Consent of Holders.
With the consent (evidenced as provided in Article 7 of the Base Indenture) of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes, the Issuer and the Guarantors, when authorized by resolutions of their Board of Directors, and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or any supplemental indenture or modifying in any manner the rights of the Holders of the Notes; provided that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Note so affected by such supplemental indenture:
(a)    reduce the principal amount of the Notes whose Holders must consent to an amendment or waiver;
(b)    reduce the rate of or extend the time for payment of Interest (including default Interest) on the Notes;
(c)    waive a default or Event of Default in the payment of the principal of (or premium, if any) or Interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in principal amount of the then Outstanding Notes and a waiver of the payment default that resulted from such acceleration);
(d)    make the principal of (or premium, if any) or Interest on, the Notes payable in any currency other than that stated in the Notes;
(e)    make any change to Section 1001 of the Base Indenture, the second paragraph of Section 507 of the Base Indenture or this Section 9.2;
(f)    waive a redemption payment with respect to the Notes; or
(g)    release any Guarantor as a guarantor of the Notes other than as provided in the Indenture or modify any Guarantee in any manner adverse to the Holders.
Upon the written request of the Issuer, accompanied by Board Resolutions authorizing the execution of any supplemental indenture, and upon the filing with the Trustee of evidence of the consent of Holders of the Notes as aforesaid, the Trustee shall join with the Issuer and the Guarantors in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.2 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof.
ARTICLE X
RELEASE OF SUBSIDIARY GUARANTEE
Section 10.1    Release of Guarantee of a Subsidiary Guarantor.
(a)    A Subsidiary Guarantor shall be automatically released and relieved from its obligations under its Guarantee and the Indenture and any supplemental indenture in the following circumstances:
(i)    if such Subsidiary Guarantor no longer guarantees or is otherwise no longer an obligor (or if such Subsidiary Guarantor’s guarantee or obligation is simultaneously released or will be immediately released after the release of the Subsidiary Guarantor from its Guarantee of the Notes) in respect of Triggering Indebtedness; provided that any release of such Subsidiary Guarantor’s Guarantee pursuant to this Section 10.1(a)(i) shall not limit the obligation of such Subsidiary Guarantor to Guarantee the Notes at any time after such release if such Subsidiary subsequently, directly or indirectly, guarantees, or otherwise becomes obligated in respect of, Triggering Indebtedness;
(ii)    if such Subsidiary Guarantor consolidates with, merges into or transfers all of its properties or assets to another Guarantor, and as a result of, or in connection with, such transaction such Subsidiary Guarantor dissolves or otherwise ceases to exist;
(iii)    if the Issuer exercises its legal defeasance option or its covenant defeasance option with respect to the Notes (as provided in Section 402 of the Base Indenture) or if the Issuer’s obligations under the Indenture with respect to the Notes are discharged in accordance with the terms of the Indenture (as provided in Section 401 of the Base Indenture);
(iv)    upon the sale or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor; or
(v)    upon the sale or disposition of all or substantially all of the assets of such Subsidiary Guarantor;
provided, however, that in the case of clauses (iv) and (v) above, (1) such sale or other disposition is made to a Person other than the Parent Guarantor or any of its other Subsidiaries and (2) such sale or disposition is otherwise permitted by the Indenture.

ARTICLE XI
MISCELLANEOUS PROVISIONS
Section 11.1    Trust Indenture Act Controls.
If any provision of this Second Supplemental Indenture limits, qualifies, or conflicts with another provision which is required or deemed to be included in this Second Supplemental Indenture by the TIA, such required or deemed provision shall control.
Section 11.2    Integral Part.
This Second Supplemental Indenture constitutes an integral part of the Base Indenture.
Section 11.3    Governing Law.
THIS SECOND SUPPLEMENTAL INDENTURE, THE NOTES AND ANY GUARANTEE, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THE BASE INDENTURE, THIS SECOND SUPPLEMENTAL INDENTURE, THE NOTES AND ANY GUARANTEE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
Section 11.4    Counterparts.
This Second Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The exchange of copies of this Second Supplemental Indenture and of signature pages by electronic transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. The words “execution,” “signed,” “signature,” and words of like import in this Second Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. Without limitation to the foregoing, and anything in this Second Supplemental Indenture to the contrary notwithstanding, (a) any Officers’ Certificate, Issuer Order, Opinion of Counsel, Note, Guarantee, instrument, agreement or other document delivered pursuant to this Second Supplemental Indenture may be executed, attested and transmitted by any of the foregoing electronic means and formats, (b) all references in Section 303 of the Base Indenture or elsewhere in the Indenture to the execution, attestation or authentication of any Note, any Guarantee or any certificate of authentication appearing on or attached to any Note by means of a manual or facsimile signature shall be deemed to include signatures that are made or transmitted by any of the foregoing electronic means or formats, and (c) any requirement in the Indenture that any signature be made under a corporate seal (or facsimile thereof) shall not be applicable to the Notes or any Guarantee. The Issuer agrees to assume all risks arising out of the use of using digital signatures, including without limitation the risk of the Trustee acting on unauthorized instructions.
Section 11.5    Successors and Assigns.
All agreements of the Issuer and each Guarantor in this Second Supplemental Indenture and the Notes shall bind their respective successors and assigns, whether so expressed or not.
All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors and assigns, whether so expressed or not.
Section 11.6    Severability.
In case any provision in this Second Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 11.7    Table of Contents, Headings, Etc.
The Table of Contents and headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.
Section 11.8    Ratifications.
The Base Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed. The Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Second Supplemental Indenture with respect to the Notes and the Guarantee supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Indenture, and agrees to perform the same upon the terms and conditions of the Indenture.
Section 11.9    Effectiveness.
The provisions of this Second Supplemental Indenture shall become effective as of the date hereof.
Section 11.10    The Trustee.
The Trustee accepts the trusts created by the Indenture, and agrees to perform the same upon the terms and conditions of the Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or the due execution thereof by the Issuer and the Parent Guarantor. The recitals contained herein shall be taken as the statements solely of the Issuer and the Parent Guarantor, and the Trustee assumes no responsibility for the correctness thereof. If and when the Trustee shall be or become a creditor of the Issuer or the Parent Guarantor (or any other obligor upon the Notes), excluding any creditor relationship listed in TIA Section 311(b), the Trustee shall be subject to the provisions of the TIA regarding the collection of the claims against the Issuer or the Parent Guarantor (or any such other obligor). If the Trustee has or shall acquire a conflicting interest within the meaning of the TIA, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and the Indenture.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

COUSINS PROPERTIES LP, as the Issuer

By: Cousins Properties Incorporated, its sole general partner

By: /s/ Gregg D. Adzema
Name:	Gregg D. Adzema
Title:	Executive Vice President and Chief Financial Officer

COUSINS PROPERTIES INCORPORATED, as Parent Guarantor

By: /s/ Gregg D. Adzema
Name:	Gregg D. Adzema
Title:	Executive Vice President and Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By: /s/ Gregory M. Jackson
Name:	Gregory M. Jackson
Title:	Vice President

EXHIBIT A
COUSINS PROPERTIES LP
THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING SET FORTH IN THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND, UNLESS AND UNTIL IT IS EXCHANGED FOR SECURITIES IN DEFINITIVE FORM AS AFORESAID, MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ITS NOMINEE TO A SUCCESSOR DEPOSITARY OR ITS NOMINEE.

[FACE OF NOTE]
COUSINS PROPERTIES LP
5.375% SENIOR NOTES DUE 2032
Certificate No. [         ]
CUSIP No.: 222793 AB7
ISIN: US222793AB73
$[          ]
Cousins Properties LP, a Delaware limited partnership (herein called the “Issuer,” which term includes any successor under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of [          ] MILLION DOLLARS ($[            ])[, or such lesser amount as is set forth in the Schedule of Exchanges of Interests in the Global Note on the other side of this Note,] on February 15, 2032 at the office or agency of the Issuer maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay Interest semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2025 to the Holder in whose name the Note is registered in the security register on the preceding February 1 or August 1, whether or not a Business Day, as the case may be, in accordance with the terms of the Indenture. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Each installment of Interest on any Certificated Note may at the Issuer’s option be paid by (1) mailing a check for such Interest payable to or upon the written order of the Person entitled thereto, to the address of such Person as it appears on the Security Register or (2) wire transfer to an account maintained by the payee located inside the United States. This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

COUSINS PROPERTIES LP

By:	Cousins Properties Incorporated, its general partner

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Notes described in the within-named Indenture.
Dated:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]
COUSINS PROPERTIES LP
5.375% SENIOR NOTES DUE 2032
This Note is one of a duly authorized issue of Securities of the Issuer, designated as its 5.375% Senior Notes due 2032 (herein called the “Notes”), issued under and pursuant to an Indenture, dated as of May 8, 2024 (herein called the “Base Indenture”), among the Issuer, Cousins Properties Incorporated (the “Parent Guarantor”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of December 17, 2024 (the “Second Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer, the Parent Guarantor and the Holders of the Notes. Capitalized terms used but not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Indenture.
If an Event of Default with respect to the Notes at the time Outstanding occurs and is continuing (other than an Event of Default specified in Sections 8.1(g) and 8.1(h) of the Second Supplemental Indenture), then, unless the principal of all of the Notes shall have already become due and payable, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes may declare the principal amount of (and premium, if any) and accrued and unpaid Interest, if any, on all of the Outstanding Notes to be due and payable immediately, by a notice in writing to the Issuer (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) and accrued and unpaid Interest, if any, shall become immediately due and payable. If an Event of Default specified in Sections 8.1(g) or 8.1(h) of the Second Supplemental shall occur, the principal amount (or specified amount) of (and premium, if any) and accrued and unpaid Interest, if any, on all Outstanding Notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.
The Indenture contains provisions permitting the Issuer, the Guarantors and the Trustee, with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Notes, subject to exceptions set forth in Section 9.2 of the Second Supplemental Indenture. Subject to the provisions of the Indenture, the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding may, on behalf of the Holders of all of the Notes, waive any past default or Event of Default, subject to exceptions set forth in the Indenture.
No reference herein to the Indenture and no provision of this Note or of the Indenture shall impair, as among the Issuer and the Holder of the Notes, the obligation of the Issuer, which is absolute and unconditional, to pay the principal of (and premium, if any) and Interest on this Note at the place, at the respective times, at the rate and in the coin or currency prescribed herein and in the Indenture.

Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months.
The Notes are issuable in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
The Issuer shall have the right to redeem the Notes under certain circumstances as set forth in Article III of the Second Supplemental Indenture.
The Notes are not subject to redemption through the operation of any sinking fund.
The obligations of each Guarantor to the Holders of the Notes and to the Trustee pursuant to its Guarantee and the Indenture are expressly set forth in Article 15 of the Base Indenture and Article X of the Second Supplemental Indenture and reference is hereby made to such provisions for the precise terms of the Guarantee.
No director, officer, employee, incorporator, controlling person, stockholder, general partner, limited partner, member or agent of the Issuer or any Guarantor, as such, or of any of the Issuer’s or any Guarantor’s predecessors or successors, shall have any liability for any of the Issuer’s obligations under the Notes, the Indenture, any Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. The Holder of this Note, by accepting this Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of this Note. The waiver may not be effective to waive liabilities under the federal securities laws.
This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

GUARANTEE
Cousins Properties Incorporated, a Georgia Corporation (hereinafter referred to as the “Guarantor,” which term includes any successor under the Indenture, referred to below), hereby irrevocably and unconditionally guarantees on a senior basis on the terms set forth in the Indenture the Guarantee Obligations, which include (i) the due and punctual payment of the principal of (including the Redemption Price upon redemption pursuant to the Indenture) and Interest on the 5.375% Senior Notes due 2032 (the “Notes”) of Cousins Properties LP, a Delaware limited partnership (the “Issuer,” which term includes any successor thereto under the Indenture), whether at the Maturity Date, upon acceleration, upon redemption or otherwise, the due and punctual payment of Interest on any overdue principal and (to the extent permitted by law) Interest on any overdue Interest on the Notes, and the due and punctual performance of all other obligations of the Issuer, to the Holders of the Notes or the Trustee all in accordance with the terms set forth in Article 15 of the Base Indenture, and (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at the Maturity Date, upon acceleration, upon redemption or otherwise.
This Guarantee has been issued under and pursuant to an Indenture, dated as of May 8, 2024 (the “Base Indenture”), as supplemented by the Second Supplemental Indenture (the “Second Supplemental Indenture”), dated as of December 17, 2024 (the Base Indenture, as supplemented by the Second Supplemental Indenture, and as it may be further amended or supplemented from time to time, the “Indenture”), among the Issuer, the Guarantor and U.S. Bank Trust Company, National Association, as Trustee (herein called the “Trustee,” which term includes any successor thereto under the Indenture). Terms (whether or not capitalized) that are defined in the Indenture and used but not otherwise defined in this Guarantee shall have the respective meanings ascribed thereto in the Indenture.
The Guarantee Obligations of the Guarantor to the Holders of the Notes and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article 15 of the Base Indenture and reference is hereby made to such Indenture for the precise terms of this Guarantee.
The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, the benefit of discussion, protest or notice with respect to the Notes and all demands whatsoever.
No director, officer, employee, incorporator, controlling person, stockholder, general partner, limited partner, member or agent of the Issuer or any Guarantor, as such, or of any of the Issuer’s or any Guarantor’s predecessors or successors, shall have any liability for any of the Guarantor under this Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon the Guarantor and its successors and assigns until full and final payment of all of the Issuer’s obligations under the Notes and the Indenture or until legally discharged in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders of the Notes, and, in the event of any transfer or assignment of rights by any Holder of the Notes or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Guarantee of payment and performance and not of collection.
This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is endorsed shall have been executed by the Trustee or a duly authorized authenticating agent under the Indenture by the manual signature of one of its authorized officers.
The Guarantee Obligations of the Guarantor under this Guarantee shall be limited as provided in Article 15 of the Base Indenture to the extent necessary to ensure that it does not constitute a fraudulent conveyance under applicable law.
THE TERMS OF ARTICLE 15 OF THE BASE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.
This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Guarantor has caused this instrument to be duly executed.

Dated:	COUSINS PROPERTIES INCORPORATED

By:
Name:
Title:

By:
Name:
Title:
[Signature Page to Guarantee]

ASSIGNMENT FORM
To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to:
______________________________________________________________________________
(Insert assignee’s legal name)
______________________________________________________________________________
(Insert assignee’s soc. sec. or tax I.D. no.)
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
(Print or type assignee’s name, address and zip code)
and irrevocably appoint___________________________________________________________
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.
Date:     _______________________
Your Signature:          ____________________________________________________________
(Sign exactly as your name appears on the face of this Note)
Signature Guarantee*:____________________________________________________________
*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *
The following exchanges of a part of this Global Note for an interest in another Global Note or for a Certificated Note, or exchanges of a part of another Global Note or Certificated Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in principal amount at maturity of this Global Note	Amount of increase in principal amount at maturity of this Global Note	Principal amount at maturity of this Global Note following such decrease(or increase)	Signature of authorized officer of Trustee or Custodian

*    This Schedule should be included only if the Note is issued in global form.

EXHIBIT B
[FORM OF SUPPLEMENTAL INDENTURE TO BE ENTERED INTO BY SUBSIDIARY GUARANTORS]
SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of _________________, 20__, among ____________ (the “Guaranteeing Subsidiary”), Cousins Properties LP, a Delaware limited partnership (the “Issuer”), Cousins Properties Incorporated, a Georgia corporation (the “Parent Guarantor”), and U.S. Bank Trust Company, National Association, as trustee under the Indenture referred to below (the “Trustee”).
WITNESSETH:
WHEREAS, the Issuer, the Parent Guarantor and the Trustee have heretofore entered into an Indenture, dated as of May 8, 2024 (the “Base Indenture”), providing for the issuance from time to time of Securities in one or more series;
WHEREAS, the Issuer, the Parent Guarantor and the Trustee have heretofore entered into a Second Supplemental Indenture, dated as of December 17, 2024 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), amending and supplementing the Base Indenture and establishing a series of Securities designated as the Issuer’s “5.375% Senior Notes due 2032” (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall fully and unconditionally guarantee all of the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in the Indenture, including without limitation in Article X of the Second Supplemental Indenture;
WHEREAS, pursuant to Section 9.1 of the Second Supplemental Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Parent Guarantor, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of Notes as follows:
ARTICLE I
RELATION TO INDENTURE; DEFINITIONS
Section 1.1    Relation to Indenture.
With respect to the Notes, this Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.2    Definitions.
For all purposes of this Supplemental Indenture, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Indenture.
Section 1.3    General References.
Unless otherwise specified or unless the context otherwise requires, (1) all references in this Supplemental Indenture to Articles and Sections refer to the corresponding Articles and Sections of this Supplemental Indenture and (2) the terms “herein,” “hereof,” “hereunder” and any other word of similar import refer to this Supplemental Indenture.
ARTICLE II
SUBSIDIARY GUARANTEE
Section 2.1    Agreement to Guarantee.
The Guaranteeing Subsidiary hereby fully and unconditionally guarantees all of the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in the Indenture, including without limitation in Article X of the Second Supplemental Indenture.
ARTICLE III
MISCELLANEOUS
Section 3.1    Certain Trustee Matters.
The recitals contained herein shall be taken as the statements of the Issuer, the Parent Guarantor and the Guaranteeing Subsidiary, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture, the Notes or any Guarantee or the proper authorization or the due execution hereof or thereof by the Issuer, the Parent Guarantor and the Guaranteeing Subsidiary. Except as expressly set forth herein, nothing in this Supplemental Indenture shall alter the duties, rights or obligations of the Trustee set forth in the Indenture.
Section 3.2    Continued Effect.
Except as expressly supplemented and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture, as heretofore amended and supplemented, is in all respects hereby ratified and confirmed. This Supplemental Indenture and all its provisions shall be deemed a part of the Indenture, in the manner and to the extent herein and therein provided.
Section 3.3    Governing Law.
THIS SUPPLEMENTAL INDENTURE, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES

OR ANY GUARANTEE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
Section 3.4    Counterparts.
This Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. The words “execution,” “signed,” “signature,” and words of like import in this Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
Section 3.5    Effect of Headings.
The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction hereof.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

COUSINS PROPERTIES LP, as Issuer

By: Cousins Properties Incorporated, its sole general partner

By:
Name:
Title:

COUSINS PROPERTIES INCORPORATED, as Parent Guarantor

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:
B-4